Exhibit 99.1

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CORPORATE PARTICIPANTS

Julie Ann Kotowski Patrick Industries Inc - Director Financial Reporting & Investor Relations

Todd Cleveland Patrick Industries Inc - CEO

Andy Nemeth Patrick Industries Inc - President

Josh Boone Patrick Industries Inc - VP Finance and CFO

CONFERENCE CALL PARTICIPANTS

Dan Moore CJS Securities - Analyst

Scott Stember CL King - Analyst

Tristan Thomas Sidoti & Company - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen and welcome to the Patrick Industries Incorporated Second Quarter 2016 Earnings Conference Call. My name is Adrienne and I'll be your operator for this call. At this time, all participants are in a listen only mode. Following the prepared remarks we'll conduct a question and answer session. Please note this conference is being recorded.

I now turn the call over to Julie Ann Kotowski from investor relations. Mrs. Kotowski, you may begin.

Julie Ann Kotowski - Patrick Industries Inc - Director Financial Reporting & Investor Relations

Good morning everyone and welcome to Patrick Industries' Second Quarter 2016 Conference Call. I am joined on the call today by Todd Cleveland, CEO; Andy Nemeth, President; and Josh Boone, CFO. On the call this morning we are going to discuss our second quarter and 6 months 2016 results and provide an update on our business outlook,. and the markets that we serve.

Certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward looking statements under the security's laws. There are a number of factors, many of which that are beyond the company's control, which could cause actual results and events to differ materially from those described in the forward looking statement. These factors are identified in our press releases, our form 10-K for the year ended 2015, and in our other filings with the Securities and Exchange Commission.

Also, please note, that certain financial measures we may use on this call such as adjusted net income, and the related deluded earnings per share amounts are non gap measures. We undertake no obligations to update these statements after this call.

I would now like to turn the call over to Todd Cleveland.

Todd Cleveland - Patrick Industries Inc - CEO

Thank you Julie Ann, and thank you all for joining us on the call today. This morning we will briefly be discussing our company's second quarter and 6 month 2016 results, and provide an update on the major markets we serve. I will conclude on providing an update on our acquisition pipeline and our overall business outlook.

The company's performance in the second quarter and first half of 2016 continued to be in line with our expectations, and reflected increased revenue and improved profitability. On the top line, our revenues increased 35% in the second quarter and 30% in the first 6 months over the prior year periods. On the bottom line, our net income per diluted share in the second quarter and first half of 2016 grew 41% and 39% respectively over the prior year.

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The overall revenue growth we experienced in the second quarter was attributed to a solid first half of 2016 in all three of the primary end markets we serve, as well as continued execution of our strategic plan related to the impact and successful integration of seven acquisitions we completed in the past 18 months, along with solid gains in market share.

Now I will turn the call over to Andy who will further review our markets and performance.

Andy Nemeth - Patrick Industries Inc - President

Thank you Todd. Our second quarter 2016 results reflect the continued expansion of our markets as well as the execution of our capital allocation strategy to drive revenues and content in all the industries we serve and position ourselves to be able to take advantage of expected continued growth trends in the marketplace.

With the full impact of our 2015 acquisitions, and those completed thus far in 2016, we project our full year 2016 consolidated revenues to approach $1.2 billion. At the operating income level and on the bottom line, we continue to leverage our cost structure to drive efficiencies, and improve our net income per diluted earnings per share - which increased 38% and 41% for the second quarter, respectively, over the prior year. In addition, we are selectively adding capacity where appropriate in anticipation of our continued expectation of outperformance in each of the industries we serve.

Our sales to the R.V. sector of our business, including the impact of acquisitions - which represents our largest market, comprising 75% of our revenues - grew 33% in the quarter off of a 12% increase in industry wide R.V. wholesale shipments. Wholesale shipments of travel trailers - which represent approximately 74% of the towables market - lead the way, increasing approximately 14% versus the prior year.

Contributing to our sales improvement was an overall increase in content per unit, new product offerings and market share gains. The beginning of the second quarter of 2016 marked approximately 1 year since the industry began to see a shift in buying patterns towards a larger concentration of entry-level less expensive towable units, particularly in the travel trailer sector.

This trend is still continuing today, however we are seeing less of an impact quarter-over-quarter in terms of our content per unit growth. We remain excited by the continuing influx of younger consumers entering the R.V. market and believe this trend, along with other favorable R.V. demographic trends point to significant opportunities for growth in the market over the long term.

While the trend toward lower priced and decounted units continues to create a moderate headwind from our overall dollar content regrowth in the short term, we expect these trends to reverse in the long term as the next generation of R.V. consumers demand new features and upgraded amenities, larger floor plans, and innovation and differentiation in the R.V.s they purchase.

While the travel trailer sector improved at a consistent rate, shipment levels in the larger more expensive units, particularly in the fifth wheel sector - which represents approximately 22% of the towables market - also increased approximately 4% in the second quarter of 2016 from a flat first quarter, reflecting strong demand. As the mix of fifth wheel and travel trailer production levels shift toward higher end products, we expect our dollar content to increase accordingly.

We saw similar trends in the motorized sector of the industry, which represents approximately 13% of all R.V. wholesale units shipped. Class A shipments for the second quarter, representing approximately 40% of all motorized units shipped and the most expensive of the class on average, increased approximately 6% for the quarter compared to an approximate 11% increase in the first quarter. While Class B's and C's, which represent smaller, less expensive motorized units - and approximately 60% of all motorized units shipped - increased approximately 23% for both the second quarter and first 6 months.

The overall industry continues to show disciplined and balanced strength with a positive outlook based on several factors including the continued entry of younger buyers into the channel and the significant number of baby boomers reaching retirement age over the next 10 years, new and innovative products coming to market, and affordable financing.

Additionally, overall OEM and dealer sentiment in the R.V. industry remains positive, consistent with the strong retail selling season. And we remain bullish on the industry as a whole as we head into the model change year for 2017, and the dealer show season in the third and fourth quarters.

As it relates to the correlation between retail inventories and overall production levels, industry reports and dealer surveys continue to indicate R.V. dealer inventory levels are in line with anticipated retail demand, with strong retail traffic on the dealers' lots for the first half of the year.

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In 2016, combined domestic and Canadian retail sales through May of 2016 were up 7% year-over-year. Towable unit sales were up 7%, and motorized unit sales were up 6% over the same 5 month period in 2015. Domestic R.V. retail sales - which represent 90% of overall retail sales through May - were up 12 percent year-over-year, while Canadian retail sales continue to be depressed, down approximately 22% for the same period, primarily as a result of continued weakness in the Canadian dollar.

We generally see wholesale shipments exceed retail sales in the first half of the of the calendar year, as the retail selling season ramps up for the late first quarter and second quarter peak.

The RVIA is currently forecasting R.V. wholesale unit shipments for fiscal 2016 to increase approximately 6% to over 396,000 units, and this level could possibly exceed 400 thousand units. Based on this forecast, current industry trends, and our continuing market content improvement, we are excited to participate and partner with our customer base to bring high quality, differentiated products and service to support and enhance the overall R.V. brand, and as a result continue to grow our revenue base.

On the manufactured housing side of our business our sales increased 26%, again, outperforming the industry. Based on industry data for the first 5 months of 2016 and our company forecast for the month of June, we estimate M.H. wholesale unit shipments to increase by approximately 12% in the second quarter - versus the prior year - and by 18% on a year-to-date basis.

There continues to be pockets of strength, particularly in the South-East region of the country, which represents approximately 34% of the M.H. market and was up approximately 32% year-to-date. In addition, the South-West region, which comprises another 33% of market, was slightly down year-over-year.

Like the R.V. industry, the M.H. industry is also adapting to younger buyers focused on value and quality by concentrating on affordable, energy efficient homes for both entry level participants, and those looking to downsize from traditional stick built housing to allow flexibility and convenience.

We believe there continues to be significant opportunity for growth in this market over the long term based on pent up housing demand, multifamily housing capacity levels, and increasing rental rates, improving consumer credit and financing conditions, and the value cost proposition of low cost, affordable single family homes among other factors.

The M.H. industry currently represents approximately 9% of single family housing starts and has historically averaged approximately 9% to 11% of single family housing starts. We expect to see this trend continue in alignment with the residential housing market improvement. Additionally, the M.H. industry shipment levels experienced thus far in 2016 could indicate a possible tailwind, providing better than recent and historical trends in the 8% to 10% range. We expect to continue to outperform the M.H. market by capitalizing on our breadth of product, and focus expansion in acquisition strategies.

The company's industrial revenues, which represent 12% of our sales in the second quarter increased 57%, reflecting both acquisition and organic growth, particularly in the commercial and institutional fixtures markets.

We are also seeing a pickup in our regional kitchen cabinet business that is partly correlated to a pickup in the residential housing starts. Approximately 45% of our industrial revenue base was directly tied to the residential housing market, where residential housing starts were up 7% from the first half with the remaining 55% tied to growth in the retail and commercial side of our business. As already noted in line with our plan, we continue to diversify our industrial business and have targeted certain sales efforts towards market segments that are less directly tied to new single-family and multi-family home construction, including the retail fixture, commercial, hospitality, office, and furniture markets.

In particular, in the first half of 2016, we saw an approximate 14% growth in our commercial and institutional furnishing sales year over year. We will also continue to drive market share gains, and sales growth in these markets, and expand our presence into new territories in order to capitalize on existing capabilities and core competencies. Additionally, our current stable of products have expansion opportunities that we've begun to capitalize on in our existing regional locations, and in several new locations in conjunction with our expansion plans.

On the acquisition front, in the second quarter of 2016, we completed two more acquisitions - Cana Holdings in May and Mishawaka Sheet Metal in late June, with annualized revenues in the aggregate, of approximately $46 million. Cana is a custom cabinetry manufacturer primarily serving the MH industry, and the residential, hospitality, and institutional markets. Mishawaka Sheet Metal is a full service distributor and fabricator of a wide variety of aluminum and steel products serving both the RV and industrial markets.

Our first quarter 2016 acquisitions of Parkland Plastics and The Progressive Group, together with Cana and Mishawaka Sheet Metal, have provided approximately $20 million of additional revenue thus far in the first half of 2016. In early July, we also acquired LS Manufacturing with $12 million of projected sales on an annualized basis. LS manufactures a variety of thermoform plastic parts and components primarily for the RV market and certain industrial markets.

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Our focus on the successful integration of these acquisitions as well as others acquired over the past several years, in accordance with our plans and expectations has resulted in synergy realization, organic market share growth, accretion to earnings, and the addition of high quality team members to the Patrick organization.

We expect the realization of these and other tangible benefits to benefit the organization on a go-forward basis. As we mentioned in our last call, in alignment with our expansion initiatives, we are now up and running out of our new facilities in both Southern California and Idaho. Our Southern California manufacturing facility fabricates solid surface countertops and our two new facilities in Idaho produce laminated products and interior doors and distribute mattresses to the growing customer base in that region, both in alignment with the facility expansions and core OEMs.

We have plans in place to replicate our softwoods operations in the Idaho facility as well, which is expected to be online in the third quarter. Additionally, we recently opened a new countertop manufacturing facility in Mississippi to service the RV and industrial markets in that region which will begin production in August, and are also moving forward with our plans to increase capacity and our footprint in Pennsylvania to support the growing industrial market opportunities in the northeast.

It is our intention to continue to align our facility expansions with core OEM expansions that allow us to capitalize on the commercial and industrial synergies in those selected regions, to support the profitable growth of our company.

Overall, we are continually assessing both the short term and long term prospects and risks for our business model. On the RV side of our business, we are well positioned to support and grow in alignment with the industry's current projection, and we have aligned both our business model and our organizational structure for continued slow and steady growth in this market, based on the strong demographic indicators previously mentioned that point to a positive long term outlook with limited downside risk, when compared to past cycles in this space, notwithstanding major global events.

In September, the RV OEMs will hold their annual open houses for dealers, which have been a norm of the business for almost a decade. Coming off of a successful 2016 model year season, the model year changes for the upcoming 2017 selling season are virtually complete in anticipation of these shows and as a result we expect seasonal softening in the RV industry consistent with historical trends beginning in the third quarter and extending through October with an anticipated pick-up in order rates when we head into the fourth quarter.

On the MH side, we continue to believe there is significant potential for this market in the long term, based on the current upward trend we are experiencing in shipment levels. We are excited about the potential to capitalize on the upside potential of the MH markets, and are well positioned in the space, as evidenced by our recent acquisition of Cana Cabinetry, and are optimistic about the future of this industry, especially given the combination of our nationwide geographic footprint, available capacity in our MH concentrated locations, and the continued growth of our content which is in excess of $1,800 per unit.

We are currently forecasting an approximate 13% growth in the MH wholesale unit shipments for 2016, and expect to see continued year over year improvement with limited risk in the near term. Industrial market represents a breadth of product opportunities for us both through acquisition and organic market penetration.

Our industrial sales team is well-positioned to continue to penetrate the residential housing market, particularly given the rise in single family housing starts, and as well diversify into commercial, hospitality, and institutional markets. For full year 2016 and 2017, the NAHB is predicting housing starts to increase in the neighborhood of 6% and 11% respectively.

On the commercial side, we are anticipating increased commercial market penetration as we continue to gain credibility as a high-quality supplier with our continuing efforts to drive specialization and expertise in these markets both in our operations and with our extremely talented industrial sales force. Our acquisition and expansion models are aligned with our capital allocation strategy to capitalize on our core competencies in both our primary markets and ancillary markets.

We remain focused on driving additional value through strategic investment and capital expenditures and facility improvement initiatives as we head into the second half of 2016 and throughout 2017, and our extremely talented and dedicated team members continue to work tirelessly to maximize our value proposition to our customers and partners, and provide the largest portfolio, and highest level of quality products and service consistent with our customer first, performance oriented culture.

I'll now turn the call over to Josh, who will provide additional comments on our financial performance.

Josh Boone - Patrick Industries Inc - VP Finance and CFO

Thanks, Andy. Our net sales for the second quarter increased $82 million, or 35%, over the prior year period to $315 million, reflecting a combination of acquisition, industry, and market share growth despite the shift in consumer buying patterns towards smaller, less expensive towable units. Our RV revenues were up 33% in the second quarter, reflecting the impact of acquisitions and a 12% increase in wholesale unit shipments in addition to overall content growth.

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Our RV unit content, on trailing 12-month basis, continues to see strong growth and increased 17% from $1,707 per unit in 2015 to $1,998 per unit in 2016. Our MH revenues increased 26% for the quarter on estimated unit shipment improvements of approximately 12%. Our estimated content per unit on a trailing 12-month basis increased 3% from $1,790 per unit in 2015 to $1,844 per unit in the second quarter of 2016. Our industrial revenues were up 57% in the quarter driven by acquisitions and the continued penetration into new sales territories and market share gains.

For the first half of 2016, our revenues were up 30% or $137 million from the previous year to $594 million, primarily as a result of factors previously mentioned. Our gross margin grew 20 basis points in the second quarter to 17.5% from 17.3%, primarily reflecting improved volumes, leveraging of our fixed costs, and the positive contribution of acquisition related revenue. On a year to date basis, our gross margin increased 30 basis points to 16.9% from 16.6%.

Operating expenses increased slightly to 8.7% of sales in the second quarter of 2016 compared to 8.6% in the prior year period. Warehouse delivery and SG&A expenses were down 10 basis points, offset by increased intangible asset amortization of 20 basis points related to acquisition activity over the past two years.

Operating income increased $7.6 million or 37% in the second quarter compared to the prior year and operating margins expanded 20 basis points from 8.7% in the second quarter of 2015 to 8.9% in the second quarter of 2016, primarily due to the factors previously described. The acquisitions we completed in 2015 and in the first half of 2016, coupled with our continued focus on leveraging synergies across the organization, implementing best practices, and driving operating efficiencies have enabled us to continue to outperform our markets and drive content growth.

Our net income per diluted share in the second quarter of 2016 was up 41% to $1.10 compared to $0.78 in the prior year. For the first half of the year, net income per diluted share was up 39% to $1.90 versus $1.37 in 2015.

Now, turning to the balance sheet. Our total assets increased approximately $115 million from December 31, 2015, primarily reflecting overall growth in our business year over year, the full impact of acquisitions completed in 2015, and thus far in 2016, and the related working capital ramp-up in the second quarter and traditional seasonal trending in our legacy business.

Our operating cash flow was approximately $17 million in the first half of the year compared to $27 million in 2015. Due to the timing of the end of our fiscal quarter compared to the payment cycle of certain customers, cash flows from operations in the first 6 months do not reflect the receipt of approximately $30 million in cash payments related to trade receivables the day following the end of our fiscal quarter ending June 26, 2016, which would have put our operating cash flows for the first half of the year at $47 million.

Excluding the impact of the timing of cash receipts, our operating cash flows for the six months reflected a continued focus on leveraging our working capital relative to our sales growth, and provide us the flexibility to execute on our capital allocation strategy. Additionally, to meet our current and projected operating needs, as well as to improve operating efficiencies, our total capital expenditures thus far in 2016 of approximately $6 million include a facility expansion cost and the strategic replacement and upgrading of production equipment to improve efficiencies and increase capacity.

On the stock buyback front, in the first six months of the year, we repurchased 110,738 shares of the company's common stock at an average price of $42.14 for a total cost of $4.7 million. Finally, our leveraged position relative to EBITDA remains well within our comfort level at the end of the second quarter and we expect to continue to maintain an appropriate leveraged position consistent with our capital allocation strategy. Unused availability under our credit facility, including cash on hand at the end of the second quarter was approximately $26 million.

Earlier this week, we amended our existing credit agreement to expand our credit facility in alignment with our strategic growth plans and capital allocation strategy. The facility was expanded to $360 million and is comprised of an approximate $270 million revolving credit loan and a $90 million term loan.

The maturity date of the expanded facility remains the same at April of 2020. We are excited to have increased liquidity as well as additional capacity to fund future growth organically and through acquisitions and, as well, support our long term strategic initiatives and ongoing working capital requirements. That completes my remarks. Todd.

Todd Cleveland - Patrick Industries Inc - CEO

Thanks, Josh. Overall we're pleased with our sales and earnings growth results for the first half of 2016 and are optimistic about the continued growth as we head into the second half of the year both in the short and long term as we continue to build on the momentum of the industries we serve. The strategic acquisitions we made in 2015 and thus far in 2016 both increased our scale in existing markets and opened doors to new markets within our North American footprint which is now expanded to 15 states.

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Our acquisition pipeline continues to be full with acquisition opportunities across all three markets we serve and we have the capacity to continue to grow our business and bring new, innovative product lines to our existing customer base and to customers we've not yet reached. In terms of our business outlook for the second half of 2016, as we head into the third quarter and the RV show season, we expect to see similar seasonal patterns experienced in prior years including sequential softening in Q3 as dealers anxiously await new products for 2017.

Our disciplined execution goals continue to be focused around driving our organizational strategic agenda and utilizing our capital allocation strategy to strategically grow our business, increase customer awareness in the breadth of products we provide, expand operations in targeted regional territories, and drive shareholder value by generating improved operating income, net income, earnings per share, and free cash flow.

I'm confident in the ability of our team members to continue to execute on our strategic plan. In addition, the ongoing support we received from our customers, 4,000-plus team members, suppliers, board of directors, banking partners, and our shareholders, who we are privileged to serve, have afforded us the opportunity to strive to our goals of providing the highest level of quality, service, and shareholder value.

This is the end of our prepared remarks. Thank you for your time today. We are now ready to take questions.

Operator

Thank you. We'll now begin the question and answer session.

(Operator instructions).

Our first question comes from Dan Moore of CJS Securities, please go ahead.

 Dan Moore - CJS Securities - Analyst

Good morning, thanks for taking the question.

Andy Nemeth - Patrick Industries Inc - President

Good morning.

Todd Cleveland - Patrick Industries Inc - CEO

Good morning. Hi, Dan.

Dan Moore - CJS Securities - Analyst

I know the official numbers aren't out yet, but I'm wondering what your sense is for how retail demand for towables has held up in June and the fourth of July.

Todd Cleveland - Patrick Industries Inc - CEO

Hi, Dan. It's Todd. Everything that we're hearing kind of across the board whether it's from the O.E's or also dealers as the momentum continues to be very strong. Retail traffic's very good, so we're anticipating June to be as strong or stronger than what we've seen in previous months.

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Dan Moore - CJS Securities - Analyst

Very good, and you talked about this in the prepared remarks, but we're now just about anniversarying kind of the start of the mix shift to lower price points, units, travel trailers. Are you seeing that trend start to normalize at all as the gap between growth and fifth wheel travel trailers narrowed? I realize it's only a couple of months of data points since the end of -- in addition to Q2 but just kind of your expectations in the near-term for that trend.

Andy Nemeth - Patrick Industries Inc - President

Dan this is Andy. Yes, we are seeing that start to normalize. We saw that happen mid to late second quarter, and did realize some improvement as expected towards the end of the second quarter related to our content and our organic growth.

Dan Moore - CJS Securities - Analyst

Excellent, appreciate it. And if we look at the few shifting gears, the last few acquisitions, Cana, Mishawaka and L.S., generally speaking, have the multiples remained in that five to seven range that you historically target, and are you seeing more opportunities in that range outside of the R.V. space?

Andy Nemeth - Patrick Industries Inc - President

This is Andy again, yes. Deal multiples that we're seeing today and are being disciplined too are in that five to seven times multiples we had talked about, and we stayed pretty close to our acquisition strategy and capital allocation strategy, and really focused on discipline. So we're getting that and the pipeline today continues to reflect those types of multiples for the deals that we're looking at.

Dan Moore - CJS Securities - Analyst

OK and maybe one more and I'll stay on the M&A theme, I think year to date you've already acquired over 100 million of incremental revenue - on an annualized basis. Do you expect the pace of acquisitions maybe to slow a little in H2 now that you've already gotten to your sort of full year target range, or with the incremental capacity and the credit facility? Are you in the same position in terms of being willing and able to be opportunistic over the next two to three quarters?

Todd Cleveland - Patrick Industries Inc - CEO

Dan this is Todd. Yes, I think we're, as Andy mentioned, we're very disciplined in our approach but I think also we decided to focus on the energy with the organization and the management team in place to take these things on as we're facing the second half. If the right acquisitions come along we're definitely going to take advantage of them. [Technical Difficulty]. Not only from just the business in and of itself, but new product base and potential spend but also expansion opportunities like we're seeing us take off along here in 2016.

Dan Moore - CJS Securities - Analyst

OK. I'll jump back in queue, otherwise look forward to seeing you at the open house in September.

Todd Cleveland - Patrick Industries Inc - CEO

Thank you Dan, thank you.

Operator

And your next question comes from Scott Stember from C.L. King, please go ahead.

Scott Stember - CL King - Analyst

Good morning guys.

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Todd Cleveland - Patrick Industries Inc - CEO

Good morning.

Andy Nemeth - Patrick Industries Inc - President

Good morning.

Scott Stember - CL King - Analyst

Knowing that we're seeing the trend of shipping to lower priced units starting to abate. Could you just tell us what the organic sales number was, plus or minus in the second quarter? I believe that it was down the last few quarters but it sounds as if it's starting to flatten out?

Andy Nemeth - Patrick Industries Inc - President

It is, and this is Andy, we don't give out that organic sales number. What I can tell you is that we did see it normalize and we are down just a little bit in Q2, but we have seen again that the trend normalize and expect that to continue to improve as we head into Q3.

Scott Stember - CL King - Analyst

Got you. Good to see. And just talking about some of the new facilities that you talked about in Mississippi and in Pennsylvania. Maybe just talk about what's going to be produced, notably that the one in Pennsylvania, what's going to be produced there and maybe just talk about some of the startup costs and are they new facilities, are they from the ground up? Maybe just give us a sense on the cost.

Andy Nemeth - Patrick Industries Inc - President

Sure, Andy again, the new facilities in Pennsylvania, both in Pennsylvania and Mississippi, we don't green field. Both of these are leased facilities. [Technical difficulty] But we have some of these with our existing customer base which we kind of launch off of, and look to expand our product to the adjacent markets. And so in Pennsylvania, we're seeing a larger integration of industrial market opportunities.

And in the Mississippi area right after we've got property that's existing and then new opportunities to capitalize on the industrial side of the business as well. So it's really -- the strategy is a combination of market synergy opportunity. As far as costs, in general spend is in the $250,000 to $300,000 range as it relates to equipping the facility, getting things started up. So not a huge impact and then like I said, we're generally leasing the facilities.

Scott Stember - CL King - Analyst

OK and just one last question. What was the debt ratio in the second quarter?

Andy Nemeth - Patrick Industries Inc - President

So our second quarter debt leverage ratio is going to be under two times.

Scott Stember - CL King - Analyst

Got you, that's all I have right now, thank you.

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Andy Nemeth - Patrick Industries Inc - President

Thank you Scott.

Operator

And our next question comes from Tristan Thomas with Sidoti & Company. Please go ahead.

Tristan Thomas - Sidoti & Company - Analyst

Good morning, how is everyone?

Todd Cleveland - Patrick Industries Inc - CEO

Good, thank you Tristan.

Tristan Thomas - Sidoti & Company - Analyst

Couple of questions. One, Thor mentioned they were approaching capacity on some of their brands, where you stand in terms of capacity?

Todd Cleveland - Patrick Industries Inc - CEO

Yes Tristan, this is Todd. I think in most of our facilities, I would say we have ample capacity - there's a couple of facilities and product lines where obviously, based on the R.V. shipment numbers that we've seen in June, and what we're feeling here in July and August, we're pressing it.

We're having to work some Saturdays in order to meet demands. We're taking actions as far as equipment and getting prepared for 2017 with some -- filling some bottlenecks that we have. But overall I think our attitude is that we're in a good position overall with our capacities and are looking forward to 2017.

Tristan Thomas - Sidoti & Company - Analyst

OK. Kind of on a similar manner, I was just curious to kind of get your thoughts regarding the Jayco acquisition in terms of how it might affect yourself and some of the other suppliers, if at all?

Todd Cleveland - Patrick Industries Inc - CEO

Yes, I mean I think it's a little early to tell, but obviously I think most of us that are familiar with the industry know how Thor is operated on a very decentralized way. And I think all indications are is their plan is to do the same with Jayco. Jayco is an outstanding organization with a great reputation, and as it relates to how we view things, our relationship with Thor is fabulous.

We appreciate the relationship we have with them, and what we've been able to continue to help each other build and we're looking forward to those similar opportunities in the months to come here with the Jayco acquisition.

Tristan Thomas - Sidoti & Company - Analyst

OK. One, just final question for me, and I believe you mentioned the -- you do expect kind of the industry mix shift to abate relatively soon as people do upgrade to larger, more expensive units? And do you have any idea in terms of a timeframe in terms of the average person, how long that typically takes?

Andy Nemeth - Patrick Industries Inc - President

This is Andy. As it relates, I just want to clarify, we're expecting that this trend to normalize, so we've anniversaried and would expect this trend to continue for a short period of time in the short term. Our view would be it's probably a little bit of a longer window as it relates to it abating and kind of moving back towards higher end units. So we can't really put a mark on it, but in the near term we see kind of a normalized trend here on lower end units.

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Tristan Thomas - Sidoti & Company - Analyst

OK, great. Thank you guys.

Andy Nemeth - Patrick Industries Inc - President

Thank you.

Todd Cleveland - Patrick Industries Inc - CEO

Thank you.

Operator

(Operator Instructions). And we have no further questions at this time, I'll turn the presentation back over to Julie Ann Kotowski.

Julie Ann Kotowski - Patrick Industries Inc - Director Financial Reporting & Investor Relations

Thanks Adrienne. We appreciate everyone for being on the call today and we look forward to talking to you again at our third quarter 2016 conference call. A replay of today's call will be archived on Patrick's website, www.patrickind.com under investor relations. I'll now turn the call back over to our operator.

Operator

Thank you ladies and gentlemen. This concludes today's conference. Thank you for participating and you may now disconnect.

Editor

Company Disclaimer

This audio event contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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